Exhibit 10

JOINT VENTURE AGREEMENT

        This VENTURE AGREEMENT (this "Agreement") is entered into as of September ____, 2005 (the "Effective Date") by and between SILVER DRAGON RESOURCES INC., a Delaware corporation ("Silver Dragon"), LINEAR GOLD CORP., a Canada corporation, LINEAR GOLD CARIBE, S.A., a Panama corporation (Linear Gold Corp. and Linear Gold Caribe, S.A. hereinafter jointly identified as "Linear") and LINEAR GOLD MEXICO, S.A. de C.V., a Mexican corporation (" Linear Mexico").

        WHEREAS, Linear Gold Corp., as to 98% interest and Linear Gold Caribe, S.A., as to 2% interest are the sole shareholders of Linear Mexico;

        WHEREAS, Linear has the right to acquire through Linear Mexico, the exploration and exploitation rights to the property known as the Tierra Blanca Property located in Durango, Mexico, as more particularly described in Schedule "A" (the "Property"); and

        WHEREAS, Linear, through Linear Mexico has the exclusive option to purchase the mining rights to the Property ("Linear Mexico's Option") at the option price of $2,000,000 (the "Option Price") provided it undertakes certain payment obligations as more particularly described herein; and

        WHEREAS, Silver Dragon desires to acquire a portion of Linear's interest in and rights to the Property, and share in the revenues, if any, derived from the Property on the terms set forth in this Agreement (the "Joint Venture").

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

1.1     Definitions. In this agreement the following words, phrases and expressions shall have the following meanings:

(a) "Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, land, buildings, equipment and mineral rights, but excluding the Property, acquired for or made to the Property under this agreement in connection with the Mining Operations;

(b) "Associated Company" means, in respect of a Participant, a corporation associated with it within the meaning of the Canada Business Corporations Act, R.S.C. 1985, c. C-44;

(c) "Commercial Production" means the operation of the Property or any part of it as a Mine, but does not include milling for the purpose of testing or milling by a pilot plant;

(d) "Cost Share" means the respective shares of all Costs and other liabilities under this agreement to be borne by each Participant after the Participation Date and shall be equal to the respective Interests of each Participant as determined from time to time;

(e) "Costs" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this agreement incurred after the Participation Date:

(f) "Interest" means the undivided beneficial percentage interest of a party in the Assets and shall be equal to its interest in NewCo (as defined in paragraph 2.4) as determined pursuant to this agreement, respectively;

(g) "Joint Venture" shall have the meaning attributed to it in the recitals;

(h) "Management Committee" means the committee established pursuant to Article 7;

(i) "Mine" means the workings established and Assets acquired including development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into Commercial Production;

(j) "Mineral Products" means the end products derived from operating the Property as a Mine;

(k) "Mining Operations" means every kind of work done on or in respect of the Property by or under the direction of the Management Committee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of those workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(l) "Net Profits Interest" means an entitlement to profits from the Property by each party;

(m) "Operator" means the party appointed as the Operator in accordance with Article 8;

(n) "Participant" means either of Linear or Silver Dragon, and their respective successors and permitted assigns and "Participants" means both Linear and Silver Dragon and their respective successors and permitted assigns;

(o) "Participation Date" shall mean that date on which Silver Dragon has given proper notice of the exercise of its option to earn a 55% interest in the Property;

(p) "party" or "parties" means the parties to this agreement and their respective successors and permitted assigns which become parties pursuant to this agreement;

(q) "Prime Rate" means the rate of interest quoted or published by the HSBC from time to time as being its rate of interest per annum charged from time to time at Toronto, Ontario;

(r) "Program" means any program to carry out work and incur Costs on the Property and includes as the context requires:

(i) a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work and the area of the Property on which the work is to be undertaken, and

(ii) the preparation of any feasibility report,

and shall include any amendments to a Program as may be agreed on by the Management Committee;

(s) "Property" means the certain property described in Schedule "A", and all other interests in mineral properties made subject to this agreement by the parties;

(t) "Qualified Expenditures" means the expenditures of Silver Dragon as described in paragraph 2.3;

(u) "Revenues" means the total proceeds, calculated at the point of sale, derived from the sale of ore, minerals or other products extracted from the Property, plus any miscellaneous proceeds (including all net amounts received from the sale of plant, machinery, equipment or other assets prior to the cessation of operations) from the Property;

(v) "Underlying Agreement" means the Linear Mexico Contract as described in paragraph 3.8; and

(w) "Vendor" means Messrs. Ramón Tomás Dávila Flores, Carlos Arturo Romo Ramírez and José Jaime Gutiérrez Núñez .

1.2     Included words. This agreement shall be read with those changes in gender or number as the context shall require.

1.3     Headings. The headings to the paragraphs of this agreement are inserted for convenience only and shall not affect the construction of this agreement.

1.4     References. Unless otherwise stated, a reference to a numbered or lettered paragraph refers to the paragraph bearing that number or letter in this agreement. A reference to this agreement or in this agreement means this agreement including the schedules, together with any amendments.

1.5     Schedules. The following schedules are incorporated into this agreement by reference:

Schedules	Description
"A"	Property Description
(including location of mineral
concessions, title numbers, corner
locations and/or coordinates)

ARTICLE II

CONSIDERATION and OPTION

2.1     Payments by Silver Dragon. In order to maintain the option hereby granted, Silver Dragon shall pay to Linear (through Linear Gold Corp) a maximum sum of $230,000, as follows: (a) $45,000 payable on the Effective Date; (b) $75,000 payable on March 31, 2006 ; and (c) $110,000 payable on March 30, 2007, with payments under (b) and (c) subject to the conditions set forth in Article VI.

2.2     Issuance of Stock by Silver Dragon. Silver Dragon shall issue to Linear a maximum of 600,000 shares of common stock of Silver Dragon (the " Silver Dragon Shares") as follows: (a) 100,000 shares shall be issued on the Effective Date; (b) 200,000 shares shall be issued on the first anniversary of the Effective Date; and (c) 300,000 shares shall be issued on the second anniversary of the Effective Date, with the issuances under (b) and (c) subject to the conditions set forth in Article VI.

2.3     Silver Dragon's Option. In consideration for the payments referred to in Section 2.1 and the issuance of the Silver Dragon Shares, Linear hereby grants to Silver Dragon an option to earn an interest in the Property ("Silver's Option") subject to the terms of the

Agreement herein. Throughout the term of Silver's Option, the exploration rights to the Property shall remain the property of Linear Mexico, and Linear shall maintain Linear Mexico's Option in good standing. In order to maintain Linear Mexico's Option in good standing, Linear Mexico must make the following payments (herinafter referred to as the "Payment Obligations"):

i) Year 1 - $20,000

ii) April 6, 2006 - $35,000

iii) April 6, 2007 - $70,000

For greater certainty, the Payment Obligations and Linear Mexico's Option shall remain the obligations of Linear Mexico solely before the concessionaires of the Property. In order to maintain Silver Dragon's Option, Silver Dragon shall make the payments and issue shares in accordance with Sections 2.1 and 2.2. In addition, subject to the conditions set forth in Article VI, Silver Dragon shall be required to make qualified expenditures totaling $850,000 (the "Qualified Expenditures"), which expenditures satisfy Linear's obligations under the Underlying Agreement, as work commitments on the Property in accordance with the following schedule:

i. Year 1 - $150,000

ii. Year 2 - $200,000

iii. Year 3 - $500,000

The Qualified Expenditures during years 2 and 3 are subject to the conditions set forth in Article VI. Any expenditures by Silver Dragon which exceed the minimum investment amount in any year can be carried forward and applied against Silver Dragon's Qualified Expenditures for any subsequent year(s). Silver Dragon shall provide Linear with a report summarizing its work completed on the Property, the results of such work and details of expenditures as at December 31st and June 30th of each year during which Silver's Option is outstanding.

2.4     Assignment to Silver Dragon. Subject to making all payments set forth in Section 2.1, issuing all shares as set forth in Section 2.2 and meeting all Qualified Expenditures, Linear, shall cause Linear Mexico to assign to Silver Dragon, a 55% interest in the Property, through a new Mexican company (NewCo) to be incorporated and in which capital stock Linear participates in a 45% interest and Silver Dragon participates in a 55% interest, or in any other percentage as agreed by the parties. Each of Linear and Silver Dragon through the NewCo, shall thereafter be responsible for funding the Option Price and providing the necessary development funds required to mine the Property, pro rata in accordance with their respective percentage interests. All net proceeds of NewCo shall be distributed pro rata, in accordance with each party's respective percentage interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LINEAR AND LINEAR MEXICO

    As a material inducement to Silver Dragon to enter into this Agreement, Linear (which includes both Linear Gold Corp. and Linear Gold Caribe, S.A. as earlier defined) represents and warrants to Silver Dragon, as of the Effective Date, as follows:

3.1     Corporate Status. Linear Gold Corp. is a corporation duly organized, validly existing and in good standing under the laws of the Dominion of Canada, and has the requisite power and authority to carry on its business as now being conducted.

3.2     Linear Gold Caribe, S.A. is a corporation duly organized, validly existing and in good standing under the laws of the Dominion of Panama, and has the requisite power and authority to carry on its business as now being conducted.

3.3     Linear Mexico is a corporation duly organized, validly existing and in good standing under the laws of the Mexican United States and has the requisite power and authority to own, option or lease mining concessions in Mexico and to carry out its business as now being conducted.

3.4     Power and Authority. Linear and Linear Mexico have the power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. Linear and Linear Mexico have taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation by them of the transactions contemplated hereby.

Likewise, Linear Gold Corp. and Linear Gold Caribe, S.A. as sole shareholders of Linear Gold Mexico, S.A. de C.V. have the power and authority to commit the latter under the terms of this Agreement.

3.5     Enforceability. This Agreement has been duly executed and delivered by Linear and Linear Mexico and constitutes a legal, valid and binding obligation of Linear and Linear Mexico, enforceable against Linear and Linear Mexico in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.6     No Violation. The execution and delivery of this Agreement by Linear and Linear Mexico, the performance by Linear and Linear Mexico of their obligations hereunder and the consummation by Linear and Linear Mexico of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of Linear or Linear Mexico, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Linear or Linear Mexico, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Linear or Linear Mexico, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Linear or Linear Mexico, or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person or entity, that has not been obtained, made or given as of the Effective Date.

3.7     No Commissions. Neither Linear nor Linear Mexico have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

3.8     Representations Regarding the Property. The execution and delivery and performance of the Agreement herein does not contravene any provision of Linear Mexico's Contract of Mining Exploration and of Promise of Assignment of Rights, nor its Amendment Agreement entered into with Messrs. Ramón Tomás Dávila Flores, Carlos Arturo Romo Ramírez and José Jaime Gutiérrez Núñez the "Linear Mexico- Contract", Linear Mexico having full, complete and unrestricted ability to promise to assign to NewCo, and/or to Silver Dragon's Mexican subsidiary, should such be the case, a portion or all of its interest in the Property. Linear has exclusive exploratory rights with respect to the Property pursuant to the laws of the United Mexican States , free and clear of all liens, disputes, taxes, claims and encumbrances. Linear Mexico has valid exploration rights on the Property, such rights being valid up to and including April 7, 2008, and to the best of the knowledge of Linear, the Property is free and clear of all liens, disputes, taxes, claims and encumbrances, and also to the best of its knowledge, all required government permits have been validly issued and are in good standing pursuant to the laws of the Government of Mexico. Linear does not require the consent of Property owners in order to enter into this Agreement. The Linear Mexico Contract is in good standing and Linear and Linear Mexico have complied with all of their obligations therein up to the Effective Date.

However, the prior written consent of the Concession owners, through Mr. Ramón Tomás Dávila Flores, must be obtained prior to the execution of the definitive contract of assignment of rights whereby Linear Mexico shall assign to NewCo or to Silver Dragon's Mexican subsidiary, its interest in the Property, it being expressly understood that, under the terms of the Linear Mexico Contract, said prior written consent may not be withheld if the assignee assumes the obligation to comply with all of the obligations Linear Mexico acquired upon said Linear Mexico Contract.

3.9     Deliveries. Linear and Linear Mexico have provided to Silver Dragon a true and correct copy of (a) the articles of incorporation and bylaws of Linear and Linear Mexico as in effect on the Effective Date, certified as of the Effective Date by the respective Secretaries of Linear and Linear Mexico as being true, correct and complete, (b) a certified copy of the resolutions of the Board of Directors of Linear and Linear Mexico consenting to the transaction herein, (c) complete information about the Property sufficient to allow Silver

Dragon to make an informed decision regarding entering into this Joint Venture Agreement, including, without limitation, all geological data in Linear's possession, title confirmation and all other documentation evidencing Linear's rights with respect to the Property, together with a certified English translation where required, and (d) certificates of good standing of Linear and Linear Mexico issued by the Secretary of State/Province of incorporation as of a date not more than ten days prior to the Effective Date.

3.10     Investment Representations.

(a) Linear is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Silver Dragon Shares (the "Shares").

(b) Linear is acquiring the Shares for its own account and not with a view toward distribution in a manner that would violate the Securities Act of 1933, as amended ("Securities Act").

(c) Linear understands that the Shares have not been registered under the Securities Act. Linear agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities laws. Linear acknowledges that, until such time as the Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act ("Rule 144") without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT OR UNLESS THE SECURITIES ARE OTHERWISE SOLD, TRANSFERRED OR ASSIGNED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

3.11     Disclosure. None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective joint venture participant seeking full information concerning the matters which are the subject of such representations, warranties and statements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SILVER DRAGON

As a material inducement to Linear to enter into this Agreement, Silver Dragon represents and warrants to Linear, as of the Effective Date, as follows:

4.1     Corporate Status. Silver Dragon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

4.2     Power and Authority. Silver Dragon has the power and authority to execute and deliver this Agreement and to execute all of the documents deriving from this Contract, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Silver Dragon has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby.

4.3     Enforceability. This Agreement has been duly executed and delivered by Silver Dragon, and constitutes the legal, valid and binding obligation of Silver Dragon, enforceable against Silver Dragon in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4     No Violation. The execution and delivery of this Agreement by Silver Dragon, the performance by Silver Dragon of its obligations hereunder and the consummation by Silver Dragon of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of Silver Dragon, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award that is applicable to, binding upon or enforceable against Silver Dragon, (c) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or agreement that is applicable to, binding upon or enforceable against Silver Dragon, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of Silver Dragon, or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person or entity, that has not been obtained, made or given as of the Effective Date.

4.5     No Commissions. Silver Dragon has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

4.6     SEC Filings. Silver Dragon has filed with the SEC all documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the Effective Date. The following documents (collectively, the "Exchange Act Documents") complied when filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder: (a) Quarterly Report on Form 10-QSB for the quarters ended March 31, 2005, September 30, 2004 and June 30, 2004; (b) Annual Report on Form 10-KSB for the year ended December 31, 2004; and (c) all other documents filed by Silver Dragon with the SEC since January 1, 2005.

4.7     Valid Issuance of Shares. The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable federal, provincial and state securities laws, and will be free from all taxes, liens, claims and encumbrances. The issuance of the Shares will not be subject to any preemptive or similar rights. The Shares are subject to Rule 144 of the Securities Act of 1933, and shall be freely tradable after 12 months from the date of issuance.

4.8     No Material Adverse Change; Litigation. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of Silver Dragon, taken as a whole, since March 31, 2005. There are no legal or governmental proceedings pending or threatened to which Silver Dragon is a party or to which any of the properties of Silver Dragon is subject other than proceedings accurately described in all material respects in the Exchange Act Documents and proceedings that would not have a material adverse effect on Silver Dragon, taken as a whole, or on the power or ability of Silver Dragon to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

4.9     Deliveries. Silver Dragon has delivered to Linear (a) copies of the articles of incorporation and bylaws of Silver Dragon as in effect on the Effective Date, certified as of the Effective Date by the Secretary of Silver Dragon as being true, correct and complete, (b) copies of resolutions adopted by the Board of Directors of Silver Dragon authorizing the transactions contemplated by this Agreement, certified as of the Effective Date by the Secretary of Silver Dragon as being true, correct and complete, and (c) a certificate of good standing of issued by the Secretary of State of incorporation of Silver Dragon as of a date not more than ten days prior to the Effective Date.

ARTICLE V

ADDITIONAL COVENANTS

5.1     Use of Cash Proceeds.

The cash paid by Silver Dragon to Linear pursuant to Section 2.1 shall be used by Linear partially to finance Linear Mexico's Payment Obligations to Messrs. Ramón Tomás Dávila Flores, Carlos Arturo Romo Ramírez and José Jaime Gutiérrez Núñez with respect to the

Property as follows: (a) $20,000 payable in 2005; (b) $35,000 payable on April 6, 2006; and (c) $70,000 payable on April 6, 2007, with payments under (b) and (c) subject to the conditions set forth in Article VI.

5.2     Silver Dragon's Covenants Respecting the Shares. Silver Dragon at all times shall have authorized, and reserved for the purpose of issuance, a sufficient number of shares of its common stock for issuance to Linear of the Shares in accordance with the terms of this Agreement.

5.3     Further Assurances; Cooperation. Each party hereto shall use its commercially reasonable efforts to execute and deliver such additional instruments and other documents and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

5.4     Press Releases. Prior to the distribution of any press releases by either party with respect to the Joint Venture, the other party shall be entitled to review and comment on such proposed press releases. Neither party shall issue a press release with respect to the Joint Venture without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties agree to act expeditiously and cooperatively in this review process, and provide such comments and/or consent within a 24 hour period.

5.5     Confidentiality. Both parties agree and acknowledge that they may receive information concerning the other party which constitutes material inside information, as defined for purposes of Section 20A and 21A of the Exchange Act ("Inside Information"). Neither party shall disclose any Inside Information to any person or entity other than pursuant to court order or with the prior written consent of the other party, until after such information has been publicly disseminated. In addition to the foregoing, both parties agree that at all times after the Effective Date they shall (a) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the other party or its respective properties, assets, plans, businesses and operations ("Confidential Information"), (b) use the Confidential Information solely in connection with the purposes of this Agreement and for no other purpose and (c) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to any third parties, without the prior written consent of the other party. In the event that either party is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, such party shall provide the other party with prompt notice of such request or order so that the other party may seek to prevent disclosure. In the case of any disclosure, such party shall disclose only that portion of the Confidential Information that it is ordered to disclose. The provisions of this Section 5.5 shall survive the termination of this Agreement.

ARTICLE VI

FINANCIAL REQUIREMENTS

6.1     Initial Exploratory Work. Silver Dragon's obligation to pay Linear (i) the sum of $75,000 on March 31, 2006 (the "Second Installment") and (ii) the sum of $110,000 on March 30, 2007 (the "Third Installment")(as well as issue the Silver Dragon Shares specified in Section 2.2(b) and (c)), and to make the Qualified Expenditures in years 2 and 3 shall all be contingent upon Silver Dragon's determination to continue with the exploration of the Property. In the event that Silver Dragon determines, in its sole and absolute discretion, that it does not wish to continue with the exploration of the Property at any time prior to the payment of the Second Installment or the Third Installment as the case may be, it shall inform so to Linear in writing with a 30 (thirty) day term anticipation and, thereafter, no further payments, Qualified Expenditures or share issuances to Linear shall be required.

6.2     Exercise of Option. Within 30 days following the later of receipt by Linear of all payments pursuant to Section 2.1, the issuance and delivery to Linear of all of the Silver Dragon Shares and the completion of all the Qualified Expenditures (the "Participation Date"), Linear shall cause Linear Mexico to exercise Linear Mexico's Option, as well as to assign all of the rights deriving from the Property to NewCo, in which capital stock, Linear shall participate in a 45% share and Silver Dragon in a 55% share , and which at that time must have been duly incorporated under the laws of the United Mexican States and recorded with the Public Registry of Commerce of its corporate domicile and with the Public Registry of Mining, in order to have enough power to be holder of mining concessions in Mexico. Each of Linear and Silver Dragon shall contribute their pro-rata shares of the Option Price which, under the terms of the Linear Mexico Contract rises to $2,000,000, it being expressly understood that said contribution must be made, prior to the date in which Linear Mexico exercises its option to acquire the Property. Provided, however, in the event that Linear does not wish to exercise Linear Mexico's Option and in case it has no further interest in the Property, it shall assign its rights in Linear's Option to a Mexican subsidiary of Silver Dragon in consideration for sum of $2.00, after which Silver Dragon through said Mexican subsidiary shall directly exercise the option and shall own 100% of the Property rights.

6.3     Capital Contributions. As further detailed in Article IX, Silver Dragon and Linear shall act reasonably and in good faith in determining a budget for the mining of the Property, with each party contributing their respective pro rata shares according to their participation interest in NewCo of the expenses from time to time. After each budget has been determined (the "Budget Determination Date") for the forthcoming 12 month period, the parties shall be given no less than 30 days (or such longer period as may be agreed to between the parties) to contribute their respective shares of the budget. In the event that either party does not make its respective capital contribution within 60 days of the Budget Determination Date (the "Defaulting Party"), the Defaulting Party's percentage interest in the capital stock of NewCo shall decrease and the non-defaulting party's percentage interest in the capital stock of NewCo shall correspondingly increase. For the purpose of determining the increase and decrease in the respective party's participating interest in NewCo , the parties agree that, upon the exercise of Linear Mexico's Option, 100% of the Property interest is valued as follows:

($2,000,000 + $1,545,545.50 = $3,545,454.50).

For example, if Silver Dragon contributes additional capital of $1,000,000 and Linear contributes nil, Linear's percentage interest in the capital stock of NewCo would decrease to 35% (3,545,454.50 X 45% divided by 4,545,454.50), and Silver Dragon's percentage interest in the capital stock of NewCo would increase to 65%.

If the Defaulting Party fails to cooperate for the purpose of adjusting the percentage interests in the capital stock of NewCo, the non-defaulting party shall be entitled to execute and deliver, on behalf of and in the name of the Defaulting Party, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the Defaulting Party hereby irrevocably appoints the non-defaulting party as its attorney in that behalf in accordance with the Powers of Attorney Act, R.S.O. 1990, c. P.20.

ARTICLE VII

MANAGEMENT AND OPERATIONAL GOVERNANCE

7.1     Formation of Management Committee. A Management Committee shall be established on or immediately after the Participation Date. Except as otherwise provided herein, the Management Committee shall make all decisions in respect of Mining Operations. The Management Committee shall act reasonably and in good faith to protect the interests of all shareholders of Newco in discharging its obligations hereunder.

7.2     Appointment of Representatives. Each party shall immediately appoint one representative and one alternate representative to the Management Committee, and give the other party notice of the appointments. The alternate representative may attend all meetings and may act for a party's representative in his absence. A Participant may from time to time revoke in writing the appointment of its representative or alternate representative, and appoint in writing a substitute.

7.3     Meetings. The Operator shall call a Management Committee meeting at least once every twelve months and, in any event, within fourteen days of being requested to do so by any representative.

7.4     Notice of Meetings. The Operator shall give notice, specifying the time and place in Canada of, and the agenda for, the meeting, to all Participants, representatives and alternate representatives at least seven days before the time appointed for the meeting. Meetings shall take place by telephone conference unless an in-person meeting is required at the agreement of both parties.

7.5     Waiver of Notice. Notice of a meeting shall not be required if one representative of each party is present at a meeting and unanimously agree on the agenda.

7.6     Quorum. A quorum for any Management Committee meeting shall be present if one representative of each party is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions bestowed on it under this agreement. No business other than the election of a chairperson, if any, and the adjournment or termination of the meeting shall be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting shall, at the election of those representatives who are present:

(a) be dissolved; or

(b) be adjourned to the same place but on a date and at a time, to be fixed by the chairperson of the meeting before the adjournment, which shall be not less than fourteen days following the date for which the meeting was called.

Notice of the adjourned meeting shall be given to the representatives of all parties immediately after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting, shall be a quorum even if only one person is present.

7.7     Votes. Except as otherwise provided herein, the Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's interest percentage. The Management Committee shall make decisions by a majority of votes in excess of 50% of the votes entitled to be cast. The Management Committee will require unanimous consent of all parties to take the following actions:

(a) a decision to bring a mine into production consistent with a bankable feasibility study;

(b) any borrowing or indebtedness of Newco other than normal accounts payable;

(c) any pledging, assignment or encumbrance of Newco's assets;

(d) any capital commitments in excess of $100,000;

(e) the hiring or recruitment of any employees with an annual salary in excess of $100,000;

(f) the amount of compensation payable to the Operator;

(g) the creation of any new classes of capital or the issuance of any additional capital other than as contemplated hereby;

(h) the disposition of any assets of Newco.

7.8     Chairperson. The representative of the Operator shall be the chairperson of Management Committee meetings. The chairperson shall be entitled to appoint the secretary for the meeting.

7.9     Minutes. The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies to each representative.

7.10  Consent Decisions. The Management Committee may make decisions by obtaining the consent to a resolution in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

7.11   Decisions Binding. Management Committee decisions made in accordance with this agreement shall be binding on all of the parties.

7.12   Expense. Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

7.13  Rules. The Management Committee may, by agreement of the representative of all the parties, establish other rules of procedure, not inconsistent with this agreement, as the Management Committee deems fit.

ARTICLE VIII

APPOINTMENT OF OPERATOR

8.1     Initial Operator. Unless otherwise agreed to by the parties, the party holding the single largest Interest shall be the initial Operator and shall be entitled to continue to act as Operator until it resigns or its Interest is reduced so that it ceases to hold the single largest Interest. Thereafter the party which was non-Operator, if it has consented, shall act as Operator until the time it resigns or its Interest is reduced so that it ceases to hold the single largest Interest.

8.2     Resignation. The party acting as Operator may resign as Operator on at least sixty days' notice to the other party. The Management Committee shall thereupon select any party to be Operator on the sixtieth day after receipt of the Operator's notice of resignation.

8.3     New Operator. The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this agreement. The new Operator shall have no obligation to hire or continue the employment of any of the employees of the former Operator resulting from this change of Operator.

8.4     Delivery of records. On ceasing to be Operator, the former Operator shall immediately deliver to the person nominated for that purpose by the Management Committee, the custody of all the Property, books, records and other property both real and personal relating to this agreement.

8.5     Compensation of Operator. The Operator shall be entitled to reimbursement for all of its expenditures reasonably incurred in its duties as Operator from the Participants and its compensation will be part of the budget of each Program.

8.6     Status. The Operator in its operations under this agreement shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this agreement or directed in writing by a party.

8.7     Performance of duties. Subject to any specific provision of this agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties in accordance with the directions of the Management Committee and in accordance with this agreement.

8.8     Management Committee direction. The Operator shall manage and carry out the Mining Operations as the Management Committee may direct and in connection with it shall, in advance, if reasonably possible notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee as soon as is reasonably possible.

8.9     Responsibilities. The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the Costs required for that purpose. In so doing the Operator shall:

(a) comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b) pay all Costs properly incurred promptly as and when due;

(c) keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Participation Date or the creation of which is permitted pursuant to this agreement) arising out of the Mining Operations and, in the event of any lien being filed as mentioned, proceed with diligence to contest or discharge them;

(d) prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e) subject to Article 9, perform assessment work or make payment in lieu of it and pay the rentals, taxes or other payments and do all other things as may be necessary to maintain the Property in good standing including staking and restaking mining claims, and applying for licences, leases, grants, concessions, permits, patents and other rights to and interests in the Mineral Product;

(f) to account to the Participants for all contributions to Costs;

(g) maintain accounts in accordance with principles generally accepted in the mining industry in Canada;

(h) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial, territorial and municipal laws, by-laws, ordinances, rules and regulations and this agreement;

(i) regulate access to the Property subject only to the right of designates of the Participants duly authorized in writing to have access to the Property at all reasonable times for the purpose of inspecting work being done on the Property but at their own risk and expense;

(j) employ and engage employees, agents any independent contractors as it may consider necessary or advisable to carry out its duties and obligations and in this connection to delegate any of its powers and rights to perform its duties and obligations under this agreement, but the Operator shall not enter into contractual relationships with a Participant or any Associated Company of a Participant except on terms which are commercially competitive;

(k) to permit the Participants, at their own expense, to inspect, take abstracts from or audit any or all of the records and accounts referred to in paragraph (f) during normal business hours;

(l) to obtain and maintain, or cause any contractor engaged under this agreement to obtain and maintain, during any period in which active work is carried out under this agreement, adequate insurance;

(m) to arrange for and maintain workers' compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(n) to transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of the parties in the Operator's name;

(o) provide the Participants with financial reports and operating summaries within 15 days of the end of each month.

ARTICLE IX

EXPLORATION PROGRAMS

9.1     Expenditures. After the Participation Date, Costs shall only be incurred under and pursuant to Programs prepared by the Operator and delivered to the Management Committee as provided in this paragraph.

9.2     Preparation of Programs. Immediately after the Participation Date and thereafter on or before [November 15th] each year or within ninety days of completion of the last Program, the Operator shall prepare and submit to the Management Committee a draft Program for the next calendar year. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Costs to be incurred.

9.3     Review of Program. The Management Committee shall review the Program prepared and, if it deems fit, adopt the Program with those modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a cost overrun of 10% in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

9.4     Submission of Program. The Operator shall immediately submit the adopted Program to the parties, which shall then be subject to the provisions of paragraph 6.3.

9.5     Commencement of Program. If the Participants elect to contribute their respective Cost Share of a Program, or if a Participant gives notice that it will contribute all expenditures under a Program, the Operator will proceed with the Program.

9.6     Mandatory expenditures. Notwithstanding paragraph 9.1, if, in any year in which there is no Program adopted pursuant to this agreement, circumstances are such that the Operator must incur costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law, to prevent waste or to protect life and property (in this paragraph called "non-discretionary costs"), the Operator shall immediately propose a program (in this paragraph called the "mandatory program") to incur those non-discretionary costs and provide each party with one copy of it. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute to the non-discretionary costs incurred in proportion to their respective Interest within thirty days of receipt of the Operator's invoice; failing which contribution paragraph 6.3 shall apply.

9.7     Liability for payment. An election by a Participant to contribute to a Program shall make that Participant liable to pay its Cost Share or all of the Costs if it has so elected, actually incurred under or pursuant to the Program including Program Overruns, as defined, of up to but not exceeding [10%].

9.8     Invoicing of expenditures.

(1) The Operator shall be entitled to invoice each Participant:

(a) no more frequently than monthly, for its proportionate share of Costs incurred and paid by the Operator; or

(b) reasonably in advance of requirements, but in any event not to exceed the requirements for the next calendar quarter, for an advance of that Participant's proportionate share of Costs.

(2) Each invoice shall be signed by some responsible official of the Operator. Each Participant shall pay to the Operator the amount invoiced, within thirty days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

9.9     Program Overruns. If it appears that Costs will exceed by greater than 10% those estimated under a Program, the Operator shall immediately give written notice to the Participants contributing to that Program outlining the nature and extent of the additional costs and expenses (the "Program Overruns"). If Program Overruns are approved by the Participants contributing to that Program, then within thirty days after the receipt of a written request from the Operator, the Participants contributing to that Program shall provide the Operator with their respective shares of the Program Overruns. If Program Overruns are not approved by the Participants contributing to that Program, the Operator shall have the right to curtail or abandon the Program.

9.10     Suspension of Program. If any Program is altered, suspended or terminated prematurely so that the Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall, subject to paragraph 6.3, be entitled to contribute its proportionate share of the Costs incurred on that Program by payment thereof to the Operator within thirty days after receipt of the notice. If payment is not made by that party within thirty days it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.

9.11     Funds spent ratably. The Operator shall expend all moneys advanced by a Participant ratably with the advances of the other Participant. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's proportionate share of Costs incurred prior to the suspension or premature termination shall be refunded immediately.

9.12     Responsibility of Participants. The contributions of the Participants toward the Costs shall be individually and separately provided by them.

9.13     Encumbrances. Solely in order to secure loans to meet their respective contributions toward the Costs, the Participants shall each be entitled to pledge, mortgage, charge or otherwise encumber, as security for financing their respective contributions, the Property and Assets to the extent of their respective Interests; provided, however, that security shall not be given by any party unless the proposed pledgee, mortgagee, holder of the charge or encumbrance (the "Chargee") first undertakes in writing with the other Participant, in form reasonably satisfactory to counsel for the Operator and binding on the Chargee, that:

(a) the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of an encumbering Participant's Interest or interest in the Property and that that security shall be subject to the provisions of this agreement;

(b) the Chargee's remedies under the encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Interest and interest in the Assets held under that security to the other Participants, if more than one then in proportion to their respective Interests at that time or, with their unanimous consent, to any one of them, or failing any sale as mentioned, by a sale at a public auction to be held after ninety days' prior notice to the other Participant; provided, however, that as a condition of the purchase, the purchaser shall agree with the parties that it:

(i) assumes all the obligation of the encumbering Participant in connection with this agreement, and

(ii) will be bound by this agreement, and, prior to completing the purchase, delivers to the parties notice to that effect in writing, in form reasonably satisfactory to counsel for the Operator.

ARTICLE X

DISPOSITION OF PRODUCTION

10.1     Allocation of production. For any period after the commencement of Commercial Production and provided that each Participant has paid to the Operator its respective Cost Share for that period, each Participant shall take in kind and separately dispose of Mineral Products in the ratio of each Participant's respective Interest.

10.2     Value of Mineral Products. For purposes of determining the value of Mineral Products taken in kind pursuant to paragraph 10.1, each Participant's share of Mineral Products shall be valued at the time of delivery to the Participants after deduction of:

(a) all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of the Mineral Products;

(b) a reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices; and

(c) all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Participant in connection with the disposition of Mineral Products taken in kind.

10.3     Extra expenditure. Any extra expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Mineral Products shall be borne by that Participant and that Participant shall be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Mineral Products.

10.4     Operator's authority. If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Mineral Products, the Operator as agent may purchase for its own account or sell that share, subject to the right of the Participant owning the share to revoke at will the Operator's authority under this paragraph in respect of Mineral Products not then purchased by the Operator or committed for sale to others, and the Operator shall be entitled to deduct from the sale proceeds all costs of or related to marketing the Mineral Products as is consistent with generally accepted industry marketing practices including, without limitation, transportation, storage, commissions and discounts but all contracts of sale executed by the Operator for a Participant's share of Mineral Products shall be only for reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event shall any contract be for a period in excess of one year.

10.5     Payment of proceeds. Proceeds, if any, from the sale by the Operator of Mineral Products pursuant to paragraph 10.4 shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid monthly within twenty days after the end of each calendar month following payment to the Operator by each Participant of its respective Cost Share outstanding as at the end of that calendar month.

10.6     Non-arm's length transaction. If the Operator, any Associated Company of the Operator, or any person with whom the Operator is not dealing at arm's length is a purchaser of Mineral Products from the Operator, and if the value of the Mineral Products is used to determine any matter arising under this paragraph, the Operator shall be required to receive competitive prices for all Mineral Products so sold.

10.7     Records. The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof shall be audited annually at the end of each fiscal year of the Operator and:

(a) any adjustments required by the audit shall be made immediately; and

(b) a copy of the audited statements shall be delivered to the Participants.

    Any of the Participants shall, at reasonable times and on notice in writing to the Operator, have the right to inspect, audit and copy the Operator's accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within twelve months following the end of the calendar year. All accounts and records shall be deemed to be correct and accurate unless questioned by a Participant within twelve months following the end of the calendar year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.

ARTICLE XI

SUSPENSION AND TERMINATION OF MINING OPERATIONS

11.1     Suspension of operations. The Operator may, at any time subsequent to the Participation Date, on at least thirty days' notice to all Participants, recommend that the Management Committee approve that Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, at any time subsequent to the completion date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their proportionate share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee may cause Mining Operations to be resumed at any time.

11.2     Termination of operations. The Operator may, at any time following a period of at least ninety days during which Mining Operations have been suspended, on at least thirty days' notice to all Participants, or in the events described in paragraph 11.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim the Property. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with those changes to the Mine Closure Plan as the Management Committee deems necessary.

11.3     Disposal of Assets. If the Management Committee approves the Operator's recommendation as mentioned it shall cause the Operator to:

(a) implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, those Costs as may be required to implement that Mine Closure Plan;

(b) remove, sell and dispose of the Assets as may reasonably be removed and disposed of profitably and any other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c) sell, abandon or otherwise dispose of the Property.

    The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

11.4     Lack of approval. If the Management Committee does not approve the Operator's recommendation contemplated in paragraph 11.2, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as approved pursuant to paragraph

ARTICLE XII

AREA OF INTEREST

12.1     Area of interest. The area of interest shall be deemed to comprise that area which is included within 10 kilometres of the outermost boundary of the mineral properties which constitute the Property.

12.2     Additional acquisition. If at any time during the subsistence of this agreement either party (in this paragraph only called the "Acquiring Party") stakes directly or indirectly, any mining claim, licence, lease, grant, concession, permit, patent or other mineral property (in this paragraph called a "Mineral Property") located wholly or partly within the area of interest referred to in paragraph 12.1 the Acquiring Party shall immediately give notice to the other party of that staking, the cost of it and all details in possession of that party with respect to the nature of the Property and the known mineralization.

12.3     Election to acquire. The other party may, within thirty days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the Mineral Property which was staked be included in and thereafter form part of the Property for all purposes of this agreement. If the election is made, the other party shall reimburse the Acquiring Party for that portion of the cost of staking which is equivalent to its respective Interest. If the other party does not make the election within that period of thirty days, the Mineral Property which was staked shall not form part of the Property and the Acquiring Party shall be solely entitled to it. Provided, however, in the event that the Acquiring Party is Silver Dragon, and Linear elects to require that the Mineral Property be included and form part of the Property, the expenditure by Silver Dragon for such acquisition shall be applied towards Silver Dragon's obligation to make the Qualified Expenditures as detailed in paragraph 2.3.

ARTICLE XIII

INFORMATION AND DATA

13.1     Access. At all times during the subsistence of this agreement the duly authorized representatives of each Participant shall, at their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

13.2     Progress reports. During the exploration period while Programs are being carried out the Operator shall furnish the Participants with quarterly progress reports and with a final report on conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the construction period the Operator shall provide monthly progress reports to the Participants, which reports shall include information on any changes or developments affecting the Mine that the Operator considers are material.

13.3     Confidentiality. All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, a prospectus or statement of material facts by any party or any of its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

ARTICLE XIV

LIABILITY OF OPERATOR

14.1     Indemnity. Subject to paragraph 14.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

14.2     Negligence and wilful misconduct. Notwithstanding paragraph 14.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

14.3     Proportion of responsibilities. The obligation of the other parties to indemnify and save the Operator harmless pursuant to paragraph 14.1 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

14.4     Limitation of liability. The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages including loss of profits or revenues.

ARTICLE XV

INSURANCE

15.1     Insurance. Commencing on the Participation Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with any other insurance as any Participant may by notice reasonably request. The Operator shall, on the written request of any Participant, provide it with evidence of that insurance. This paragraph shall not preclude any party from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

ARTICLE XVI

RESTRICTIONS ON ALIENATION

16.1     Restriction. During the subsistence of this agreement, none of the parties shall pledge, sell, assign, or in any other manner dispose or attempt to dispose of all or any portion of its Interest except as otherwise provided in this agreement. A party wishing to sell or dispose of all or a portion of its Interest (in this paragraph called the "Disposing Party") may:

(a) sell that Interest in the manner set out in paragraph 16.2 to the other Participant, or

(b) sell that Interest to an affiliate of the Disposing Party; provided, however, that the Disposing Party shall provide a guarantee to the other party, in form reasonably satisfactory to counsel for the other party, guaranteeing the obligations of the affiliate under this agreement and provided, further, that the sale to the affiliate shall be subject to the affiliate entering into an agreement with the remaining Participant whereby it agrees to be bound by the provisions of this agreement.

16.2     Offer to sell. A Disposing Party will, prior to disposing of the Interest other than to an affiliate, first offer to sell the Interest to the other Participant for a cash consideration and on other terms and conditions as the Disposing Party deems fit. If, within thirty days of the Disposing Party's offer to sell, the Participants elect not to purchase the Interest on those terms and conditions the Disposing Party will be free to dispose of that Interest to a third party at any time within six months of the Participant's election but only for a cash consideration, or for some consideration other than cash, provided that the fair cash equivalent of any non-cash consideration be equal to or greater than the cash consideration stated in the Disposing Party's offer to sell to the other Participant, and on no more favourable terms and conditions as the offer to sell to the other Participant; provided, however, that the sale of the Interest to the third party shall be subject to the third party entering into an agreement with the other participant whereby it agrees to be bound by the provisions of this agreement. Any Interest not disposed of by the Disposing Party as mentioned will remain subject to the provisions of this paragraph.

16.3     Acquisition of Interest. On the other Participant or a third party acquiring all or a portion of the Disposing Party's Interest, the other Participant or the third party will be deemed to have acquired a corresponding portion of the Disposing Party's Costs. The third party will be entitled to all the rights and benefits accruing, and will be subject to the same duties and obligations attributable to them, to the Interest which it has purchased from the Disposing Party including the right to participate in any further Programs and Costs and the right to having its Interest increased or reduced in the same manner as the Disposing Party in the event the third party does not participate in the Programs and Costs.

ARTICLE XVII

INDEMNIFICATION

17.1     Obligation to Indemnify. Each party hereto agrees to indemnify and hold harmless the other party hereto and its officers, directors, employees, affiliates and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable legal fees and disbursements (collectively, "Indemnifiable Damages"), arising from, relating to, caused by (whether in whole or in part), in connection with, or incident to any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of such indemnifying party contained in this Agreement, in any schedule or exhibit to this Agreement, or in any certificate delivered by such indemnifying party in connection with this Agreement on the Effective Date. The provisions of this Article VI shall survive the termination of this Agreement.

17.2     Survival of Representations and Warranties. Each of the representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive after the Effective Date and shall survive the termination of this Agreement. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of any party contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

17.3     Third Party Actions. With respect to each claim made by a third party for which an Indemnified Party (as hereinafter defined) seeks indemnification under this Article VII (a "Third Party Claim"), the Indemnified Party shall give prompt notice to the Indemnifying Party (as hereinafter defined) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced thereby (and such failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any other liability it may have to the Indemnified Party). The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as and to the extent that (a) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after receipt from the Indemnified Party of notice of the claim, that the Indemnifying Party will indemnify and defend the Indemnified Party and agrees in writing to provide such defense and indemnification, from and against any Indemnifiable Damages with respect to which such Indemnified Party is entitled to indemnification and defense under Section 6.1 hereof that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim; (b) the claim seeks the recovery of solely money damages and does not contain a claim for an injunction, specific performance, a declaration of rights or other equitable relief; (c) the Indemnifying Party conducts the defense of the claim actively and diligently; and (d) representation of both the Indemnified Party and the Indemnifying Party by the counsel selected by the Indemnifying Party would not create an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party. In all other cases, the Indemnified Party shall be entitled to retain its own separate counsel and control the defense of the Third Party Claim, all at the sole cost and expense of the Indemnifying Party. If there is a conflict of interest, however, that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party as reasonably determined by the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party's sole cost and expense, to participate in the defense of such action on behalf of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of this Article VII for the related legal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provisions of this paragraph, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or (iii) the Indemnifying Party has not authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall have no right to settle or compromise, without the prior written consent of the Indemnified Party, any action or claim to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party other than monetary damages, or does not include as an unconditional term thereof the providing to the Indemnified Party by the third party of a release, in form and substance acceptable to the Indemnified Party, of all liability in respect of such claim. Nothing stated herein shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party any Indemnifiable Damages pursuant to the provisions of this Article VII. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any action or claim assumed by the Indemnifying Party in accordance with the terms hereof and shall make available to the Indemnifying Party such information as the Indemnifying Party reasonably requests in connection with any such defense. For purposes of this Article VI, an "Indemnified Party" shall mean a party claiming defense or indemnification under this Article VII and an "Indemnifying Party" shall mean a party from whom defense or indemnification is sought under this Article VII. With regard to any Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (a) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, ten (10) days prior to the date that the judgment creditor has the right to execute the judgment; (b) the entry of a nonappealable judgment or final appellate decision against the Indemnified Party; (c) a settlement of the claim; or (d) with respect to indemnities for tax liabilities, upon the issuance of any binding resolution by a taxation authority. Notwithstanding the foregoing, expenses of counsel to the Indemnified Party shall be reimbursed on a solicitor-client basis by the Indemnifying Party. All indemnification claims not paid when due shall bear interest at a rate equal to the lesser of 10% per annum or the highest rate permitted by law.

17.4     Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Indemnifiable Damages or other remedy based upon breach of representations, warranties, covenants, agreements or obligations or otherwise will not be affected by any investigation conducted (or not conducted) with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Indemnifiable Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

17.5     Set Off. An Indemnified Party may set off any Indemnifiable Damages incurred by it against any amounts owed by the Indemnified Party pursuant to this Agreement to the Indemnifying Party, subject, however, to the following terms and conditions:

(a) The Indemnified Party shall give written notice to the Indemnifying Party of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which the Indemnified Party claims to have sustained by reason thereof and (ii) the basis of the claim therefor;

(b) Such set off shall be effected on the later to occur on the expiration of ten (10) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved; and

(c) If, prior to the expiration of the Notice of Contest Period, the Indemnifying Party shall notify the Indemnified Party in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period, then the Indemnified Party may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

ARTICLE XVIII

ARBITRATION

18.1     In the event that any disagreement arises between the parties hereto with reference to this Agreement or any matter arising hereunder and upon which the parties cannot agree,

then every such disagreement shall be referred to arbitration pursuant to the provisions of The Arbitrations Act, R.S.O. 1990, c. A.24. This Agreement shall be determined by arbitration by a single arbitrator appointed by parties hereto, if the parties can agree upon one, failing which such arbitrator shall be appointed by a Judge of the Superior Court of Justice of the City of Toronto upon the application of any of the said parties and a Judge of the Superior Court of Justice of the City of Toronto shall be entitled to act as such arbitrator, if he or she so desires. The decision arrived at by the arbitrator , howsoever constituted, shall be final and binding and no appeal shall lie therefrom. The costs of such arbitration shall be borne by the party determined by the arbitrator to be substantial loser of such arbitration.

ARTICLE XIX

GENERAL PROVISIONS

19.1     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery, to the following addresses and fax numbers (or to such other addresses or fax numbers which such party shall designate in writing to the other party):

if to Linear:
Linear Gold Corp.,
Linear Gold Caribe, S.A. and
Linear Gold Mexico, S.A. de C.V.
2000 Barrington Street
Suite 701, Cogswell Tower
Halifax, Nova Scotia
B3J 3K1
Attention: Mr. Brian MacEachen - Chief Financial Officer
Fax: (902) 491-4281

with a copy to:
COX HANSON O'REILLY MATHESON
1100 Purdy's Wharf Tower One
1959 Upper Water Street
Halifax, Nova Scotia, Canada
Attn: Daniel Gallivan
Fax: (902) 421-3130

if to Silver Dragon:
Silver Dragon Resources, Inc.
1121 Steeles Avenue West

Suite 803 Toronto, Ontario, M2R3W7
Attn: Marc Hazout, President
Fax: (416) 661-9510

with a copy to:
Garfin Zeidenberg LLP
Barristers & Solicitors
6400 Yonge Street
Centerpoint Mall
Toronto, Ontario, M2M 3X4
Attn: Stephen M. Cohen
Fax: (416) 512-9992

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail, or if delivered by first class postage, prepaid, shall be deemed to have been given on the seventh (7th) business day following the date of mailing thereof.

19.2     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and the certificates delivered on the Effective Date pursuant hereto, contain the entire understanding of the parties hereto in respect of their respective subject matters and supersede all prior (oral or written) agreements, understandings, representations and warranties between or among the parties with respect to such subject matters. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person or entity, other than the parties hereto, any rights or remedies hereunder. Each party hereto agrees that, except for the statements, representations and warranties contained in this Agreement and any exhibit, schedule or document attached hereto and any certificate delivered on the Effective Date pursuant hereto, neither party hereto makes any other statements, representations or warranties (whether in writing or otherwise) that the other is entitled to rely upon, and each hereby disclaims any other statements, representations or warranties (whether in writing or otherwise) made by each party hereto or any of the officers, directors, employees, agents, financial and legal advisors or other representatives of such party with respect to the preparation, execution and delivery of this Agreement and any exhibit, schedule or document attached hereto and any certificate delivered on the Effective Date pursuant hereto, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

19.3     Independent Contractor Status. It is understood and agreed that the parties hereto are independent contractors only and not agents for any purpose whatsoever, and shall make no representations to the contrary to anyone. This Agreement does not create or represent a partnership between the parties hereto. Neither party hereto has the right or authority to assume, or create, any obligation of any kind, whether express or implied, on behalf of the other party hereto nor any right or authority to bind the other party hereto in any respect whatsoever. Neither party hereto is expressly or impliedly authorized to make decisions on behalf of the other party hereto, to enter into written or oral contracts or agreements of any nature on behalf of the other party hereto, to pledge the credit of the other party hereto or to extend credit in the name of the other party hereto, or to act as a legal representative of the other party hereto in judicial or extrajudicial proceedings.

19.4     Transaction Costs. Except as otherwise provided in this Agreement, the parties hereto shall pay their own fees and expenses, including their own legal fees, incurred in connection with this Agreement or any transaction contemplated hereby.

19.5     Amendment;Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

19.6     Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person or entity any legal or equitable rights hereunder. This Agreement and/or the rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto.

19.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party hereto shall be considered to have the same binding legal effect as an original signature.

19.8     Interpretation. The headings contained in this Agreement and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

19.9     Governing Law. This Agreement shall be governed pursuant to the laws of the Province of Ontario.

Notwithstanding that mentioned in the preceding paragraph, should any issue to be interpreted, construed or enforced (i) directly involves the internal corporate affairs of any corporation, then the laws of the jurisdiction of incorporation of such corporation shall govern, and (ii) directly involves any real estate, fixtures or mining concessions constituting the Property, then to such extent the laws of the Mexican United States shall govern.

19.10     Currency. All monetary amounts referred to herein shall be in United States Dollars.

19.11     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, if the essential terms and conditions of this Agreement for each party hereto remain valid, binding and enforceable.

19.12     Construction. The parties hereto agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SILVER DRAGON RESOURCES INC.

By:_____________________
Name: Marc Hazout
Title: President
I have authority to bind the Corporation

LINEAR GOLD CORP.

By:_____________________
Name:
Title:
I have authority to bind the Corporation

LINEAR GOLD CARIBE, S.A.

By:_____________________
Name:
Title:
I have authority to bind the Corporation

LINEAR GOLD MEXICO, S.A. de C.V.

By:______________________
Name:
Title:
I have authority to bind the Corporation

SCHEDULE "A"

PROPERTY DESCRIPTION